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                                  EXHIBIT 11


                         HAGGAR CORP. AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME PER COMMON SHARE
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                       Three Months Ended
                                                 ------------------------------
                                                 December 31,       December 31
                                                     1996              1995
                                                 ------------       -----------

Net income to common stockholders                   $1,363            $1,004

Weighted average common shares and common
  share equivalents outstanding                      8,556             8,564
                                                    ------            ------

Net income per common share and common share
  equivalents                                       $ 0.16            $ 0.12
                                                    ------            ------


Computation of weighted average common shares and common share equivalents outstanding:

  Weighted average common shares outstanding         8,551             8,551

  Shares equivalents, due to stock options               5                13
                                                    ------            ------
                                                     8,556             8,564
                                                    ------            ------
                                                    ------            ------


                                       13